EXHIBIT 10.28

George Kaufman Director Investment Banking	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9015 Fax: 646 465 9039

Private and Confidential

October 19, 2010

BioCancell Therapeutics Inc.

Beck Science Center

8 Hartom St, Har Hotzvim

Jerusalem 97775 Israel

Attention:              Uri Danon
Chief Executive Officer

Doron Nevo
Director

Re:           Placement of Tel Aviv Stock Exchange Public Securities Offering

Dear Mr. Danon:

This letter will confirm our understanding that the company known to us as BioCancell Therapeutics Inc. (the “Company”) has engaged Chardan Capital Markets, LLC (“Chardan”, “Advisor” or “Placement Agent”) to act as the Company’s lead managing US placement agent and US financial advisor in connection with a planned placement of the Company’s Tel Aviv listed public equity or public equity–linked securities that is being led by Clal Finance Underwriting Ltd. (“Clal”) and is expected to provide gross proceeds to the Company of approximately $5,000,000 (the “Transaction”).  Specific terms and conditions of the Transaction shall be determined by good faith negotiations between the Company, Chardan, Clal and the prospective investors for the Transaction and further determined in an auction process pursuant to Tel Aviv Stock Exchange and ISA regulations.

           Section 1.                      Scope of Engagement and Services.  In connection with this engagement, Chardan shall, as appropriate:

(a)
familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company, it being understood that Advisor shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)	conduct road shows to introduce the Company to potential investors;

(c)	advise and assist the Company in negotiating the terms and conditions of the above defined Transaction;

BioCancell Therapeutics Inc.

(d)
advise and assist management in preparing for presentations to investors, including the development of the best strategy for demonstrating the experience of management and the scope of such experience;

For purposes of this agreement, the term “Transaction” shall include a public offering of shares and warrants of the Company to be conducted during the month of November 2010.

Section 2.                      Compensation.

(a)
In the event a Transaction is consummated, the Company will pay to Chardan an aggregate placement agent fee (the “Placement Fee”) as stated below.  All such fees shall be paid by the Company to Chardan within seven (7) days after the closing of the Transaction, however, if such Transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing:

i.	The Company shall pay to Chardan an aggregate cash fee according to the below:

(a)	Equal to (1) the gross fee percentage payable per the Company’s agreement with Clal defined as the pro rata average of:
(a) For the first NIS 6 million (USD 1.678 million at the prevailing exchange rate) funds raised by the Company in the Transaction the Company shall pay four percent (4%) of the aggregate sales price of securities sold to investors ; and
(b) For any additional funds raised by the Company in the Transaction beyond the first NIS 6 million (as described above) the Company shall pay six percent (6%) of the aggregate sales price of securities sold to investors.
Multiplied by (2) the aggregate sales price of securities sold to Chardan introduced investors and adjusted and payable according to the following:

(i)
If Chardan introduced investors comprise less than 25% of the total Transaction, then the above fee shall be reduced by 50%; If Chardan introduced investors comprise 25% or more but 75% or less of the total Transaction, then the above fee shall be reduced by 40%; If Chardan introduced investors comprise more than 75% of the total Transaction, then the above fee shall be reduced by 30%;

(b)	In no event shall the Company pay to Chardan less than ten percent (10.0%) of the total gross fees paid to underwriters, financial advisors and placement agents in the Transaction.

ii.	The Company shall pay to Chardan or its designee a warrant fee (the “Warrant Fee”) according to the below:

(a)
Four-year warrants (“Agent Warrants”) to purchase such number of shares equal to 33% of one and seventy-five hundredths percent (1.75%) of the number of securities sold to Chardan introduced investors in the Transaction at an exercise price equal to the Series Four warrants issued in the Transaction and adjusted by the following:

BioCancell Therapeutics Inc.

(i)
If Chardan introduced investors comprise less than 25% of the total Transaction, then the above fee shall be reduced by 50%; If Chardan introduced investors comprise 25% or more but 75% or less of the total Transaction, then the above fee shall be reduced by 40%; If Chardan introduced investors comprise more than 75% of the total Transaction, then the above fee shall be reduced by 30%;

(b)	The Agent Warrants shall contain the same terms and registration rights afforded to those issued to Clal as a result of the Transaction.

iii.
If a Transaction is not consummated prior to the expiration or termination of this agreement, Chardan shall be entitled to the Placement Fee set forth in Section 2(a) with respect to any securities of the Company sold to Chardan's introduced investors, within six (6) months following the expiration or termination of this Agreement.

Section 3.                      Indemnification. The Company agrees to indemnify Chardan in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4.                      Expenses.    Chardan will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company (it being understood by the parties that Chardan, and not the Company, shall be responsible for the payment of any fees, if any, due and owing to any Selected Dealers (as defined below) it engages).

Section 5.                      Chardan’s and the Company’s Relationships with Others. The Company acknowledges that Chardan and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.  Nothing contained herein, other than Chardan’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict Chardan or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 6.                      Selected Dealers.  Chardan shall have the right to engage additional broker-dealers (“Selected Dealers”) who are licensed members of FINRA and registered as broker dealers with the Securities and Exchange Commission.  Such Selected Dealers may be engaged by Chardan pursuant to selected dealer agreements and shall receive a portion of the Placement Fee (but no additional fee from the Company) pursuant to such agreements.  Chardan shall be responsible for ensuring that their actions and the actions of any Selected Dealer comply with applicable securities laws and do not cause the Company to be unable to rely upon any exemption from securities registration in connection with the Transaction.

Section 7.                      Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used

BioCancell Therapeutics Inc.

solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company.  In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

Section 8.                      Limitation Upon the Use of Advice and Services.

(a)
No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of Chardan to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of Chardan.

(b)
The Company hereby acknowledges that Chardan, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace.  Any decision by Chardan to make a market in any of the Company’s securities shall be based solely on the independent judgment of Chardan’s management, employees, and agents.

(c)
Use of Chardan’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of Chardan unless the Company is required by law to include Chardan’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Chardan copies of such annual reports or other reports or releases using Chardan’s names in advance of publication by the Company.

Section 9.                      Public Announcements.  The Company agrees that Chardan may place announcements or advertisements or otherwise publicize Chardan’s role hereunder subject to an advanced approval in writing, by the Company, of such publication and to any applicable law, including the US and the Israeli securities regulations.  The Company further agrees to include reference to Chardan and Chardan’s role in the Transaction in the press releases regarding the Transaction (the “Press Releases”).  Chardan shall have the right to review and approve the Press Releases prior to publication, Chardan’s approval not unreasonably withheld.

Section 10.                      No Finders or Other Brokers.  The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company, and that if another person or entity is entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to Chardan hereunder.

Section 11.                      Information; Cooperation.  The Company will cooperate with and will furnish Chardan with all reasonable information and data concerning the Company and the Transaction which Chardan deems appropriate and will provide Chardan with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company represents that all information and any disclosure materials made available to Chardan for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable.  Chardan shall not, and shall cause any of its selected dealers not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

BioCancell Therapeutics Inc.

Section 12.                      Miscellaneous.

(a)
Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, or if to Chardan, addressed to them at: 17 State Street, Suite 1600, New York, NY 10004. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)
This Agreement embodies the entire agreement and understanding between the Company and Chardan and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that Chardan may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.  Provided that the 10% minimum gross fee in Section 2(a)i(b) is paid to Chardan within seven days of the close of the Transaction, any claim with respect to prior agreements or arrangements between the Company and Chardan is hereby irrevocably waived by the parties hereto.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Chardan.

(c)
This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(e)
The Company hereby acknowledges that Chardan is not a fiduciary of the Company.  Chardan makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.

(f)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(g)
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13.                      Termination.  The term (the “Term”) of Chardan’s engagement hereunder shall commence on the date hereof and shall end the earlier of (a) the closing of the Transaction contemplated herein or

BioCancell Therapeutics Inc.

(b) December 31, 2010; provided however that this Agreement can be terminated prior to such time as follows: (i) thirty (30) days after receipt of written notice of termination from either party for any reason.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 13 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Miscellaneous,” and “Expenses,” “Minimum Gross Fee Percentage” provision set forth in Section 2(a)i(b) and the “Tail Period” provisions set forth under Section 2(a)iii will survive.

[Signature page follows]

BioCancell Therapeutics Inc.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed agreement.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Kerry Propper
Kerry Propper
CEO

Agreed to and Accepted this 19th day of October, 2010

BIOCANCELL THERAPEUTICS INC.

By:	/s/ Uri Danon	/s/ Ira Weinstein
	Uri Danon	Ira Weinstein
	Chief Executive Officer	Chief Financial Officer

[Signature Page to Placement Engagement Letter]

BioCancell Therapeutics Inc.

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Chardan and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (Placement Agent and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part and the performance by Chardan of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.   Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Placement Agent’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted from Placement Agents’ bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agents, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Placement Agent, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Placement Agent under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Chardan under the engagement letter of which this Annex A is a part.

Promptly after receipt by Placement Agent or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, Chardan or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding.  In the event the Company shall be obligated under this Indemnification Annex to indemnify Chardan and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to Chardan) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the

BioCancell Therapeutics Inc.

Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by Chardan.

The Company agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Chardan or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Placement Agent and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Chardan or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Chardan for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Placement Agent’s services thereunder.